Exhibit 99.1

SATCON® ANNOUNCES PRELIMINARY THIRD QUARTER 2010 FINANCIAL RESULTS AND LAUNCH OF PUBLIC OFFERING

•                  Quarterly Revenues Increase Over 450%, with Gross Margins on Target

•                  Current Backlog Exceeds $124 million

•                  Company Provides Guidance for Q4 2010

•                  Company Announces Proposed Public Offering of Shares of Common Stock

•                  Company Announces Agreement Regarding Conversion of Series C Preferred Stock to Common Stock

Boston, Massachusetts — October 18, 2010 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility-grade power conversion solutions for the renewable energy market, today provided preliminary unaudited financial results for revenue, gross margin, operating profit and net income for the Company’s third quarter ended September 30, 2010 in advance of its earnings call scheduled for October 28, 2010.

For the third quarter of 2010, Satcon expects to report revenues of between $56 million and $58 million, an increase of over 450% from its revenues for the comparable period last year, and ahead of its earlier provided guidance of quarterly revenues of between $43 million and $47 million for the period.  Satcon’s revenues for the nine months ended September 30, 2010 were in the range of $98 million to $100 million, an increase of approximately 220% from the Company’s revenues during the same nine-month period during fiscal 2009.  Satcon also expects to report a gross margin percentage for the third quarter of 2010 of between 26% and 28%, which percentage would be in line with its previous guidance.  Satcon anticipates it will report positive operating income for the third quarter of 2010.

The Company’s positive operating income for the third quarter does not reflect the impact of interest, taxes and other non-operating expenses, as well as non-cash charges such as foreign exchange gains or losses, changes in the fair value of outstanding warrants, and dividends and accretion of Series C preferred stock.  Satcon expects that the net impact of these non-operating charges will result in a net loss attributable to common stockholders for the third quarter of between $0.02 and $0.03 per share.

In addition, Satcon reported that its bookings recorded during the third quarter were approximately $78 million.  Satcon’s bookings through September 30, 2010 total over $200 million, an increase of 465% over bookings recorded during the same nine-month period last year.  These year-to-date bookings represent over 800 MW of orders for Satcon’s products, with 49% of these bookings coming from North America, 28% from Europe and 23% from Asia.

At October 15, 2010, the Company’s backlog, which consists of purchase orders with customers expected to be shipped during the balance of 2010 and through September 30, 2011, was approximately $124 million.  Backlog from North America represented 58% of orders to be delivered, Asia contributed 24% to the total, while Europe contributed 18%.

Satcon also reported that it expects its revenues for the fourth quarter of 2010 to be in the range of $70 million to $75 million and anticipates achieving a gross margin percentage for the fourth quarter of between 28% and 32%.

To generate cash to fund its continued growth, the Company also announced that it is offering to sell shares of its common stock in an underwritten public offering.  The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.  Jefferies & Company, Inc. is acting as the sole book-running manager for the offering.

On October 15, 2010, in order to simplify its capital structure, the Company entered into an agreement with RockPort Capital Partners II, L.P. and NGP Energy Technology Partners, L.P., the holders of the Company’s outstanding Series C Preferred Stock, pursuant to which Rockport and NGP have agreed to convert their shares of Series C Preferred Stock into approximately 27,665,859 shares of the Company’s common stock simultaneously with the consummation of the offering described above.  The 27,665,859 shares represent the number of shares of the Company’s common stock underlying the Series C Preferred Stock pursuant to the existing terms of the Series C Preferred Stock. To induce the Series C Preferred Stock holders to convert their shares, the Company will pay the Series C Preferred Stock holders an aggregate of $1.25 million in cash upon conversion.

The Company has filed a registration statement (including a prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication refers.  Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents the Company has filed or will file with the SEC, including any free writing prospectus that the Company authorizes for use in connection with the offering, for more complete information about the Company and the offering.  You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Company or the underwriter for this offering will arrange to send you the prospectus supplement, the accompanying prospectus and any free writing prospectus that the Company authorizes for use in connection with the offering, if you request it from Equity Syndicate Prospectus Department, Jefferies & Company by calling toll-free at 877-547-6340 or emailing Prospectus_Department@Jefferies.com.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations.  Such factors include whether the Company will be able to deliver sufficient product to meet its revenue forecast and whether the Company will be able to achieve its estimated gross margin percentage, each of which is dependent upon the actual product mix sold, as well as the actual cost of components used in the Company’s products and freight charges.  Further, whether or not the offering described above occurs is dependent on factors such as market receptivity and the value of the Company’s common stock.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The Company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Investor Relations

Satcon Technology Corporation
(617) 897-2400
leah.gibson@Satcon.com

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